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                                                                   EXHIBIT 10.5

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective December 14, 1999, by and between FOUNDERS FOOD & FIRKINS LTD., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5831 Cedar Lake Road, St. Louis Park, Minnesota (hereinafter referred to as "FFF"), and STEVEN J. WAGENHEIM, a resident of Hennepin County, Minnesota (hereinafter referred to as "EXECUTIVE").

                                    ARTICLE 1

                                   EMPLOYMENT

     1.01. Executive is currently employed by FFF without a written contract of employment. FFF hereby agrees to employ Executive as President and Chief Executive Officer of FFF, and Executive hereby accepts and agrees to such employment from and after the date of this agreement, on the terms and conditions of this agreement. Executive is expressly granted the right to continue his management of, and employment by, New Brighton Ventures, Inc., which operates a Champps restaurant, and such employment will not be deemed to violate Executive's obligations under Article 9 of this Agreement.

     1.02. Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by the chief executive officer and brewmaster of similar businesses, and shall also render such additional services and duties as may be reasonably requested of him from time to time by FFF's Board of Directors.

     1.03. Executive shall report to the Board of Directors of FFF or any committee thereof as the Board shall direct, and shall generally be subject to direction, orders and advice of the Board. FFF retains the discretion to transfer or reassign Executive to another executive position or to other executive duties, and any such transfer or reassignment shall not affect the enforcement of this Agreement.

                                    ARTICLE 2

                            BEST EFFORTS OF EXECUTIVE

     2.01. Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of FFF.

                                    ARTICLE 3

                        TERM OF EMPLOYMENT AND AGREEMENT

     3.01. The Term of Executive's employment with FFF pursuant to this Agreement shall commence on the date hereof and end January 1, 2002, subject to the provisions set forth in Article 6 of this Agreement. Upon the expiration of the initial term, this Agreement shall be automatically extended for six (6) month periods unless either Executive or FFF provides the other with written notice of intention not to renew at least thirty (30) days prior to the expiration of the current or any extension term.

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                                    ARTICLE 4

                            COMPENSATION AND BENEFITS

     4.01. Executive will receive no monetary salary for the calendar year of 2000. At the beginning of the year 2001, FFF's Board of Directors shall establish a monetary salary for Executive commensurate with his duties and responsibilities. If Executive does not accept the Board's salary decision for 2001, any dispute shall be settled by binding mediation or arbitration. As further compensation, the Board shall grant Executive stock options pursuant to a separate agreement in accordance with the terms of FFF's 1997 Stock Option Plan. Any increases in Executive's compensation shall be made within FFF's sole judgment and discretion.

     4.02. Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other executive employees of FFF from time to time in the exclusive discretion of FFF's Board of Directors, but only to the extent Executive meets the eligibility therefor. FFF is not obligated to provide or continue any of these benefits to its employees and may, without any prior notice, discontinue any benefit now provided or as may be provided in the future, within the exclusive discretion of FFF's Board of Directors.

                                    ARTICLE 5

                          VACATION AND LEAVE OF ABSENCE

     5.01. At such time as Executive becomes a full-time employee of FFF, Executive shall be entitled to twenty-one (21) days of paid vacation per year, in addition to FFF's normal holidays. Vacation time will be scheduled taking into account the Executive's duties and obligations at FFF. Sick leave and all other leaves of absence will be in accordance with FFF's stated personnel policies.

                                    ARTICLE 6

                                   TERMINATION

     6.01. FFF may, subject to applicable law, terminate this Agreement by giving Executive two (2) months notice if Executive, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six
(6) months or longer. In the event of such termination, Executive shall receive only that compensation earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of any bonus due Executive pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

     6.02. Executive's employment and this Agreement will be deemed terminated upon the death of the Executive. In the event of such termination, Executive shall receive only compensation earned through the date of termination provided, however, that Executive shall be entitled to all or a portion of any bonus due Executive pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

     6.03. Any other provision of this Agreement notwithstanding, FFF may terminate Executive's employment without notice if the termination is based on any of the following events that constitute Cause:

     (a) Any commission or nolo contendere plea by Executive to a felony, gross misdemeanor or misdemeanor involving moral turpitude, or any public conduct by Executive that has or can reasonably be expected to have a detrimental effect on FFF; or


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     (b)  Any fraud, misappropriations or embezzlement by Executive or intentional material damage to the property or business of FFF by Executive; or

     (c) Executive's failure to perform his duties and responsibilities in accordance with the provisions of this Agreement, or Executive's violation of specific written directions of the Board of FFF.

In the event of such termination, and not withstanding any contrary provision otherwise stated, Executive shall receive only his base salary earned through the date of termination.

     6.04. The employment of the Executive shall in no event be considered to have been terminated for Cause if the termination of his employment took place:

     (a) as a result of an act or omission which occurred more than 360 days prior to the Executive's having been given notice of the termination of his employment for such act or omission, unless the commission of such act or such omission could not at the time of such commission or omission have been known to a member of the Board of Directors of FFF (other than the Executive, if he is then a member of the Board of Directors), in which case there shall not be termination for Cause if notice of termination took place more than 360 days from the date that the commission of such act or such omission was or could reasonably have been so known; or

     (b) as a result of a continuing course of action which commenced and was or reasonably could have been known to a member of the Board of Directors of FFF (other than the Executive) more than 360 days prior to notice having been given to the Executive of the termination of his employment.

                                    ARTICLE 7

                          SEVERANCE; CHANGE IN CONTROL

     7.01. If within six (6) months of a Change in Control, either: (i) FFF, its successors or assigns, terminates Executive's full-time employment for any reason other than those listed in Sections 6.02, 6.03, and 6.04 above; or (ii) Executive resigns his full-time employment in the context of a Constructive Discharge, FFF, its successors or assigns, shall:

     (a) pay Executive as severance pay each month for eighteen (18) consecutive months following his termination or resignation his monthly base salary for full-time employment in effect at the time of separation, less customary withholdings, beginning one (1) month after termination;

     (b) if Executive timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on Executive's behalf the premiums for such coverage for the lesser of twelve (12) months or such time as Executive's COBRA/continuation rights expire; and

     (c) cause the immediate vesting of any unvested stock options then held by Executive.

     7.02. A "Constructive Discharge" will be deemed to have occurred if, after a Change in Control:

     (a) FFF, its successors or assigns, assigns Executive a position, principal duties, responsibilities, or status contrary to its discretion as set forth in section 1.03 above;


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     (b)  FFF, its successors or assigns, relocates Executive to a location that is more than one hundred (100) miles from FFF's current headquarters in Minnesota;

     (c) FFF, its successors or assigns, reduces Executive's base salary contrary to the provisions of section 4.01 hereof or fails to pay Executive any material compensation or fringe benefits to which the Executive is entitled within ten (10) business days of the due date; or

     (d) FFF, its successors or assigns, breaches any of its material obligations under this Agreement and does not correct any such breach within thirty (30) days of receiving notice thereof from Executive.

     7.03. For the purposes of this Agreement, "Change in Control" shall mean any one of the following:

     (a) the acquisition, other than pursuant to a permitted transfer as defined below,(1) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (1) the then outstanding shares of common stock of FFF; or (2) the combined voting power of the then outstanding voting securities of FFF entitled to vote generally in the election of directors. Provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from FFF; (2) any acquisition by FFF; (3) any acquisition by a Person including the Executive or with whom or with which the Executive is affiliated; (4) any acquisition by a Person or Persons one or more of which is a member of the board or an officer of FFF or an affiliate of any of the foregoing on the date the acquisition is adopted by FFF,
          (5) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by FFF or any corporation controlled by FFF; or (6) any acquisition by any corporation pursuant to a transaction described in clauses (1), (2) and (3) of paragraph (c) of this Section 7.03; or

     (b) During any period of twenty-four (24) consecutive months, individuals who, as of the beginning of such period, constituted the entire Board cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election, by FFF's shareholders, of each new director was approved by a vote of at least 66-2/3% of the Continuing Directors, as hereinafter defined, in office on the date of such election or nomination for election for the new director. For purposes hereof, "Continuing Director" shall mean:

                    1. any member of the Board at the close of business on the date hereof; or

                    2. any member of the Board who succeeded any Continuing
               Director described in clause (1) above if such successor's election, or nomination for election, by FFF's stockholders, was approved by a vote of at least 66-2/3% of the Continuing Directors then still in office. The term "Continuing Director" shall not, however, include any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation


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(1) Any FFF shareholder may sell, assign or transfer, by gift or otherwise, any of his or her shares: (i) to or for the benefit of a family member; (ii) to or for the benefit of a spouse in connection with a marital dissolution proceeding; or (iii) to a trust of which the shareholder or a family member or members are the beneficiaries, provided that the transferee, record or beneficial owner of the shares and any trustee(s) or custodian thereof, agrees in writing in all respects to be fully bound by the terms and conditions of all applicable shareholder agreements.


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               14A of the Exchange Act) or other actual or threatened
               solicitation of proxies or consents by or on behalf of a person other than the Board; or

     (c) Approval by the shareholders of FFF of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (1) more than 60% of the then outstanding securities having the right to vote in the election of directors of the corporation resulting from such reorganization, merger or consolidation are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding securities having the right to vote in the election of directors of FFF immediately prior to such reorganization, merger or consolidation; (2) no Person (excluding FFF, any employee benefit plan or related trust of FFF or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the then outstanding securities having the right to vote in the election of directors of FFF) beneficially owns, directly or indirectly, 30% or more of the then outstanding securities having the right to vote in the election of the corporation resulting from such reorganization, merger or consolidation; and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation are Continuing Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (d) Approval by the stockholders of FFF of: (1) a complete liquidation or dissolution of FFF; or (2) the sale or other disposition of all or substantially all of the assets of FFF, other than to a corporation, with respect to which following such sale or other disposition: (i) more than 60% of the then outstanding securities having the right to vote in the election of directors of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding securities having the right to vote in the election of directors of FFF immediately prior to such sale or other disposition of such outstanding securities; (ii) no Person (excluding FFF and any employee benefit plan or related trust of FFF or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% or more of the outstanding securities having the right to vote in the election of directors of FFF) beneficially owns, directly or indirectly, 30% or more of the then outstanding securities having the right to vote in the election of directors of such corporation and (iii) at least a majority of the members of the board of directors of such corporation are Continuing Directors at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of FFF.

     7.04. For purposes of this Article 7, "successors or assigns" shall mean a corporation or other entity or person acquiring all or substantially all the stock, assets, and/or business of FFF (including this Agreement) whether by agreement, operation of law, or otherwise.

                                    ARTICLE 8

                                  NONDISCLOSURE

     8.01. Except as permitted or directed by FFF or as may be required in the proper discharge of Executive's employment hereunder, Executive shall not, during the Term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of FFF, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, recipes, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business,


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which Executive has prepared, acquired or become acquainted with during his employment by FFF. Executive acknowledges that the above-described knowledge or information is the property of FFF that constitutes a unique and valuable asset and represents a substantial investment by FFF, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of FFF, would be wrongful and would cause irreparable harm to FFF. Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to FFF, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Upon termination of Executive's employment for any reason, Executive shall promptly return to FFF all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive's possession, control or influence, whether prepared by Executive or others.

     8.02. The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to FFF by any third party.

     8.03. In the event of a breach or threatened breach by Executive of the provisions of this Article 8, FFF shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting FFF from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive. Executive agrees that FFF shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

     8.04. The Executive understands and agrees that any violation of this
Article 8 while employed by FFF may result in immediate disciplinary action by FFF, including termination of employment pursuant to Section 6.03 hereof.

     8.05. The provisions of this Article 8 shall survive termination of this Agreement indefinitely.

                                    ARTICLE 9

                       NONCOMPETITION AND NON-RECRUITMENT

     9.01. FFF and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning FFF, its business, customers, employees and vendors; (ii) as a consequence of using or associating himself with FFF's name, goodwill, and reputation, Executive will develop personal and professional relationships with FFF's current and prospective customers, clients and vendors; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to FFF's continued economic well-being and protection of FFF's confidential and proprietary business information. In light of these considerations, this Article 9 sets forth the terms and conditions of Executive's obligations of non-competition and non-recruitment during the Term of and subsequent to the termination of this Agreement and/or Executive's employment for any reason.

     9.02. Unless the obligation is waived or limited by FFF as set forth herein, Executive agrees that during the term of Executive's employment pursuant to this Agreement and for a period of twelve (12) months following termination of Executive's employment for any reason, Executive will not directly or indirectly: (a) solicit or do competitive business with any person or entity that is or was a customer or vendor of FFF within the twelve (12) months prior to the date of termination; or (b) engage within the North American markets in which FFF engages


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in business at the time of termination, in any similar or related business activity in competition with FFF's direct line of business as conducted at the time of Executive's termination. Among all other competitive actions that are likewise restricted, Executive shall not cause or attempt to cause any existing or prospective customer, client or account who then has a relationship with FFF for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into any actual or potential business with FFF.

     9.03. At its sole option, FFF may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

     9.04. For a period of twelve (12) months following termination of Executive's employment for any reason, Executive will not initiate or participate in any other employer's recruitment or hiring of any of FFF's employees.

     9.05. Executive agrees that breach by him of the provisions of this Article 9 will cause FFF irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 9, FFF shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting FFF from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive. Executive agrees that FFF shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

     9.06. The Executive understands and agrees that any violation of this
Article 9 while employed by FFF may result in immediate disciplinary action by FFF, including termination of employment pursuant to Section 6.03 hereof.

     9.07. FFF recognizes that Executive currently owns and operates a Champps restaurant in New Brighton, Minnesota. Executive's continuance of the normal ongoing operation of Executive's Champps restaurant in New Brighton, Minnesota shall not be considered a breach of this agreement. This exception applies only to the currently existing and operating Champps restaurant owned by Executive and does not apply to any other restaurants or microbreweries, including any future expansions under the Champps restaurant name or additional enterprises with which Executive becomes associated. Furthermore, this exception shall not allow Executive to solicit or recruit any employees of FFF for Executive's currently existing Champps restaurant.

     9.08. The obligations contained in this Article 9 shall survive the termination of this Agreement indefinitely.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.01. GOVERNING LAW. This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.

     10.02. SUCCESSORS. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by FFF and FFF may require any successors or assigns as defined in Section 7.04 to expressly assume and agree to perform FFF's obligations under this Agreement.


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     10.03. WAIVER. The waiver by FFF of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

     10.04. MODIFICATION. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this
Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

     10.05. SEVERABILITY AND BLUE PENCILING. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, FFF and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

     IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

                                  Founders Food & Firkins Ltd.

                                  By /s/ William E. Burdick
                                    --------------------------




                                    /s/ Steven J. Wagenheim
                                    --------------------------
                                    Steven J. Wagenheim


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